Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RR Media Ltd.:

We consent to the incorporation by reference in (i) the Registration Statements (Nos. 333-140936, 333-175357, 333-183324, 333-191111 and 333-205184) on Form S-8 of RR Media Ltd. (the “Company”) and (ii) the Registration Statement (No. 333-180580) on Form F-3 of the Company, of our report dated March 21, 2015 with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 Annual Report on Form 20-F of the Company.

Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel Aviv, Israel
March 20, 2016